Exhibit 99.77(d)

ITEM 77D – Policies with respect to security investments

1.	On July 13, 2017, the Portfolio’s Board of Trustees approved a revision to the portfolio’s principal investment strategies effective August 1, 2017. The following sentence has been added:

The Portfolio may invest in real estate-related securities include real estate investment trusts (“REITs”).